Exhibit 12(b)

February 16, 2007

Putnam California Tax Exempt Income Fund
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

We consent to the references to our firm in respect of the legal opinion our firm expects to deliver in connection with the proposed combination of Putnam California Tax Exempt Income Fund with Putnam California Investment Grade Municipal Trust with and as part of the Registration Statement of Putnam California Tax Exempt Income Fund on Form N-14 and to the references to our firm in the prospectus/proxy statement under the caption “Information about the Proposed Merger - Federal Income Tax Consequences.”

Very truly yours,

/s/ Ropes & Gray LLP___
Ropes & Gray LLP